Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Artius Acquisition Inc. on Amendment No. 1 of Form S-1 (File no. 333-239421) of our report dated February 12, 2020, except for Note 8 as to which the date is June 24, 2020 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Artius Acquisition Inc. as of February 4, 2020 and for the period from January 24, 2020 (inception) through February 4, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

July 2, 2020